UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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IROBOT CORPORATION
(Name of Registrant as Specified in Its Charter)

RED MOUNTAIN PARTNERS, L.P. RMCP GP LLC RED MOUNTAIN CAPITAL PARTNERS LLC RED MOUNTAIN CAPITAL MANAGEMENT, INC. WILLEM MESDAG LAWRENCE S. PEIROS
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Red Mountain Partners, L.P., together with the other participants named herein (collectively, “Red Mountain”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GREEN proxy card to be used to solicit votes for the election of its slate of two highly-qualified director nominees at the 2016 annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”).

On May 18, 2016, Red Mountain issued the following press release, which includes the full text of a letter issued to the Company’s shareholders, which was also posted by Red Mountain to www.iRobotproxycontest.com:

RED MOUNTAIN RESPONDS TO iROBOT’S CHAIRMAN AND LEAD DIRECTOR

•	Red Mountain is a long term shareholder who seeks ROIC-driven sustainable top-line growth.

•	Leading proxy advisory firms, ISS and Glass Lewis, support Red Mountain’s case for change by endorsing both of its independent and highly qualified nominees.

•	Red Mountain urges iRobot shareholders to vote the GREEN Red Mountain proxy to elect Lawrence Peiros and Willem Mesdag to the iRobot Board at its annual meeting on May 25th.

Los Angeles, CA, May 18, 2016 /Business Wire/ - Red Mountain Capital Partners LLC (“Red Mountain” or “we”), an investment management firm owning approximately 6.5% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”) (Nasdaq: IRBT), today released a letter to fellow iRobot shareholders.

The full text of the letter follows:

SHAREHOLDER REPRESENTATION ON iROBOT’S BOARD IS NEEDED NOW

May 18, 2016

Dear Fellow Shareholder,

As you know, Red Mountain Capital Partners LLC (“Red Mountain” or “we”) is the beneficial owner of 6.5% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”). We are seeking your support for the election of our two highly qualified director nominees – Larry Peiros and me – for election to the iRobot board of directors (the “Board”) at the Company’s 2016 annual meeting of shareholders on Wednesday, May 25th.

RED MOUNTAIN IS A LONG-TERM SHAREHOLDER

Red Mountain is an active owner with significant shareholdings in a concentrated portfolio of small cap public companies. We have a long-term perspective with respect to our investments, with an average holding period of eight years. We are structured as a closed-end fund with the ability to hold our investments for as long as it takes to achieve our investment objectives. We serve on the boards of most of our portfolio companies in order to engage in an informed and constructive dialogue with the boards and management teams of each of them. We believe in the power of ideas and the benefit of mutually respectful discourse with our fellow directors. While we may have a strong point of view and are prepared to challenge management, we are good listeners and will seek the right solutions to create long-term sustainable shareholder value.

This is the first time Red Mountain has been involved in a proxy contest; in all other situations, we have been welcomed to the board as a large shareholder. In our experience, shareholder representation on public company boards of directors adds significant value that benefits all shareholders and ensures independence, alignment and accountability.

WE SEEK ROIC-DRIVEN SUSTAINABLE TOP-LINE GROWTH

We believe that iRobot’s critical path for success is to drive top-line growth, while maintaining (or increasing) market share and preserving pricing power. This will be accomplished through innovation and technological superiority, effective brand management and appropriate line extensions. We will support significant investments in R&D and marketing to drive top-line sales through new products and increased brand authority. When such investments are held to high return standards, they will have a positive impact on top-line revenue and operating margins.

We also believe that economic value is created only when returns on invested capital (“ROIC”) exceed a company’s cost of capital (“WACC”). In our view, the chronic underperformance of iRobot’s stock price since its IPO reflects the fact that the Company’s ROIC is too low and its WACC is too high. This has resulted in a declining valuation notwithstanding increases in revenue and earnings. This can only be addressed by disciplined capital allocation in which ROIC is emphasized and WACC is reduced through an efficient balance sheet and the return of excess capital to shareholders. The Company’s executive compensation plan must contain metrics that reward improvements in ROIC and Total Shareholder Return (“TSR”), not just increases in revenue and operating income.

GLASS LEWIS AND ISS SUPPORT RED MOUNTAIN’S CASE FOR CHANGE

As we have previously noted, there are serious issues of independence, alignment and accountability in the iRobot boardroom. Three of eight directors have been on the Board since before the Company’s IPO; the Chairman and CEO roles are combined; the Chairman and CEO has aggressively sold his iRobot stock; the Board’s beneficial stock ownership is only approximately 4% of the outstanding shares based on iRobot’s proxy statement; and the Board’s governance record is poor.

The two leading proxy advisory firms, Glass Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services (“ISS”), have both recommended that iRobot shareholders vote FOR both of Red Mountain’s nominees on the GREEN proxy card. Glass Lewis concluded, “…we believe investors have been presented sufficient cause to support the degree of minority change promoted by Red Mountain…” ISS concluded, “[Red Mountain has] made a compelling case for change, and nominated candidates with skills and experience manifestly well-tailored to effecting the necessary change...” Both proxy advisory firms expressed a point of view that the Board could do a better job with respect to capital allocation, cost management and governance.

RED MOUNTAIN’S NOMINEES ARE HIGHLY QUALIFIED AND REPRESENT SHAREHOLDER INTERESTS

Red Mountain’s nominees are well qualified to help the Board build sustainable shareholder value. Larry Peiros is a seasoned business leader with over 30 years of experience in the consumer packaged goods industry. Most recently, he served as the Chief Operating Officer of Clorox, one of the most successful consumer products companies in the world. In addition, he has served on three public company boards. I’m a former Partner of Goldman Sachs in its investment banking division, and have served on seven public company boards. Together, we will bring deep experience in brand management, capital allocation discipline and public company governance to the Board of iRobot.

We have tried unsuccessfully to avoid this proxy contest since last November, and have offered on multiple occasions to settle by expanding the Board from eight to ten and including both the Board’s nominees and Red Mountain’s nominees. The Board has rejected all of our settlement proposals and has, instead, chosen to spend approximately $2.5 million of shareholder money to keep the representative of a significant shareholder off the Board. We find this hard to understand and believe it to be symptomatic of the Board’s governance challenges.

The annual meeting of shareholders is a week away. We strongly recommend that shareholders vote on Red Mountain’s GREEN proxy card to elect our experienced and highly qualified director nominees, Lawrence Peiros and Willem Mesdag, at iRobot’s upcoming annual meeting of shareholders to be held on Wednesday, May 25, 2016.

We encourage our fellow shareholders who have questions about Red Mountain’s case for change, or require assistance in voting their GREEN proxy card, to visit www.irobotproxycontest.com or contact Richard Grubaugh at D.F. KING & CO. at 212-493-6950 or rgrubaugh@dfking.com.

Sincerely yours,

Willem Mesdag
Managing Partner

SHAREHOLDER REPRESENTATION ON iROBOT’S BOARD IS NEEDED NOW

PLEASE VOTE RED MOUNTAIN’S GREEN PROXY CARD TODAY

Vote the GREEN Red Mountain proxy card today to elect our experienced and highly qualified director nominees, Lawrence S. Peiros and Willem Mesdag, at iRobot’s upcoming annual meeting of shareholders to be held on Wednesday, May 25, 2016.

Shareholders who have questions about Red Mountain’s case for change, or require assistance in voting their GREEN proxy card, are encouraged to visit www.irobotproxycontest.com or contact Richard Grubaugh at D.F. KING & CO. at 212-493-6950 or rgrubaugh@dfking.com.

About Red Mountain Capital Partners LLC

Red Mountain was established in January 2005 by Willem Mesdag, a former partner at Goldman, Sachs & Co., to invest primarily in undervalued small cap companies and to enhance and realize shareholder value through active ownership. Red Mountain’s approach to such investments is to actively engage with management teams and boards of directors in a constructive manner to unlock value for the benefit of all shareholders. Red Mountain partners have extensive experience and a successful track record of enhancing value at portfolio companies through a combination of refocusing strategy, improving operational execution, more efficiently allocating capital and upgrading corporate governance, and currently serve on the boards of five public companies in which Red Mountain’s managed funds have substantial ownership stakes.

Investor Contact:

D.F. KING & CO.
Richard Grubaugh, 212-493-6950
rgrubaugh@dfking.com

or visit www.irobotproxycontest.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Red Mountain Capital Partners LLC

Additional Information

Red Mountain Partners, L.P., RMCP GP LLC, Red Mountain Capital Partners LLC, Red Mountain Capital Management, Inc., Willem Mesdag and Lawrence S. Peiros (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GREEN proxy card with the SEC to be used to solicit votes for the election of Red Mountain’s slate of two highly qualified director nominees at the 2016 annual meeting of shareholders of the Company (the “Annual Meeting”). Shareholders are advised to read the definitive proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including additional information relating to the Participants. These materials and other materials filed by Red Mountain in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Red Mountain with the SEC are also available, without charge, by calling Red Mountain’s proxy solicitor, D.F. King & Co., Inc., at its toll-free number (866) 796-1271.